Exhibit 10.23

EXECUTION COPY

LIMITED GUARANTY

This LIMITED GUARANTY (as amended, modified, supplemented or restated from time to time, this “Guaranty”) is made and entered into by TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company, whose address is c/o TPG RE Finance Trust Management, L.P., 888 7th Avenue, 35th Floor, New York, New York 10106 (“Guarantor”), for the benefit of U.S. BANK NATIONAL ASSOCIATION, a national banking association whose address is 13737 Noel Road, Suite 800, Dallas, Texas 75240 (“Buyer”) as of March 31, 2017 This Guaranty is made with reference to the following facts (with some capitalized terms being defined below):

A. TPG RE Finance 14, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as seller (“Seller”), and Buyer have entered into that certain Master Repurchase and Securities Contract, dated as of the date hereof (as the same may be amended, modified, supplemented or restated, the “Repurchase Agreement”), pursuant to which the Buyer may, from time to time, purchase certain Eligible Mortgage Loans from Seller with a simultaneous agreement from Seller to repurchase such Eligible Mortgage Loans at a date certain or on demand (the “Transactions”);

B. Buyer has requested, as a condition of entering into the Repurchase Agreement, that Guarantor deliver to Buyer this Guaranty;

C. Guarantor directly owns 100% of Seller;

D. Guarantor will benefit if Buyer enters into the Repurchase Agreement with Seller, and desires that Buyer enter into the Repurchase Agreement with Seller; and

E. Buyer would not enter into the Repurchase Agreement with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Repurchase Agreement.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:

1. Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

(a) Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn upon (taking into account required reserves and discounts) by such Person or its Affiliates under any subscription credit facilities of such Person or its Affiliates.

(b) “Capital Call” shall mean a demand or call made upon the limited partners or shareholders of Sponsor under and in accordance with the governing documents in respect of Sponsor’s right to made demand upon its limited partners or shareholders to fund Qualified Capital Commitments

(c) “Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

(d) “Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities listed on a national or international exchange reasonably acceptable to Buyer, marked to market and (b) certificates of deposit (with a maturity of two years or less) issued by, or savings accounts with, any bank or other financial institution reasonably acceptable to Buyer.

(e) “Cash Liquidity” shall mean for any Person, including but not limited to, Sponsor, and its Consolidated Subsidiaries, the sum of (a) cash, (b) Cash Equivalents held by such Person at such time, (c) Qualified Capital Commitments and (d) without duplication of amounts available under clause (c), Available Borrowing Capacity.

(f) “Consolidated Subsidiaries” shall mean, as of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

(g) “EBITDA” shall mean, for any period, with respect to any Person and its Consolidated Subsidiaries, an amount equal to the Net Income of such Person, plus the sum of (a) the amount of depreciation and amortization expense deducted in determining Net Income for such period, (b) the amount of Interest Expense deducted in determining Net Income for such period, (c) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such period, and (d) the amount of any extraordinary or non-recurring items reducing Net Income for such period.

(h) “GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time, consistently applied.

(i) “Guarantied Obligations” means

(i) Seller’s obligations (without regard to any limitation of recourse against Seller) under the Transaction Documents subject to applicable notice and cure periods set forth in the Transaction Documents as follows:

(a) subject to the Guaranty Limit, to fully and promptly pay the Repurchase Price and other sums owed by Seller to Buyer under the Transaction Documents at the times and according to the terms required by the Transaction Documents, without regard to any modification, suspension, or limitation of such terms not agreed to by Buyer, such as a modification, suspension, or limitation arising in or pursuant to any Insolvency Proceeding affecting Seller (even if any such modification, suspension, or limitation causes Seller’s obligation to become discharged or unenforceable); and

(b) to pay all other sums actually expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies under this Guaranty, including Buyer’s Legal Costs relating to the enforcement of remedies pursuant to this Guaranty in which Buyer is the prevailing party; and

(c) Notwithstanding the limitation on recourse liability as set forth in clause (a) of this definition, Guarantor shall be liable to Buyer to fully and promptly pay any and all Losses actually incurred by Buyer arising out of or attributable to any of the following:

(i) Fraud, intentional misrepresentation, willful misconduct or gross negligence by Seller or Guarantor, any Affiliate of Seller or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii) Any misappropriation or conversion by Seller or Guarantor of Income or other amounts payable to Buyer in violation of the Transaction Documents;

(iii) Any action taken by Seller in violation of Section 24 of the Repurchase Agreement;

(iv) Seller’s failure to obtain Buyer’s prior written consent to any subordinate financing, voluntary or involuntary Lien on any Purchased Mortgage Loan in violation of the Transaction Documents; or

(v) Any sale, transfer, pledge of or Lien on any Purchased Mortgage Loans in violation of the terms of the Repurchase Agreement.

(d) Notwithstanding any other provision herein to the contrary, the limitation on recourse liability as set forth in clause (a) of this definition SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Guarantied Obligations shall be fully recourse to Seller and Guarantor, jointly and severally, upon the occurrence of any of the following:

(i) Seller or Guarantor, or any Person which Controls Seller or Guarantor, objecting, opposing or taking a position inconsistent with Buyer seeking relief from the automatic stay under the Bankruptcy Code or Buyer’s position that the automatic stay under the Bankruptcy Code is inapplicable due to one or more safe harbor provisions under the Bankruptcy Code,

(ii) Seller or Guarantor, or any Person which Controls Seller or Guarantor, in bad faith interfering with, objecting, opposing or taking a position inconsistent with (A) Buyer taking any action to foreclose on the Purchased Mortgage Loans in accordance with the Repurchase Agreement, or (B) Buyer taking any other remedial action expressly permitted under the Transaction Documents or Requirements of Law (other than the exercise of compulsory counterclaims);

(iii) Seller or Guarantor, or any Person which Controls Seller or Guarantor, asserts any position that, or any court of competent jurisdiction holding that, (A) any transaction under the Transaction Documents or any Transaction is or constitutes a fraudulent conveyance or is otherwise voidable under any applicable bankruptcy or insolvency law or (B) any transfer of a Purchased Mortgage Loan from an Affiliate of Seller to Seller was not a true sale of the Purchased Mortgage Loan to Seller;

(iv) Seller or Guarantor filing a voluntary case under any applicable bankruptcy or insolvency law now or hereafter in effect by or against Seller or Guarantor or any substantial part of its assets or property;

(v) the filing of a decree or order of relief by a court having jurisdiction with respect to Seller or Guarantor or any substantial part of its assets or property under any applicable bankruptcy or insolvency law now or hereafter in effect, or appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of Seller’s or Guarantor’s affairs, where, in each case, Seller, Guarantor, or any Affiliate of Seller or Guarantor has or have colluded in any way with its creditors;

(vi) any Person which Controls Seller or Guarantor filing, or joining in the filing of any involuntary petition against Seller or Guarantor under any applicable bankruptcy or insolvency law, or, colluding with, soliciting or causing to be solicited petitioning creditors for any involuntary petition against Seller or Guarantor;

(vii) Seller or Guarantor filing an answer consenting to, otherwise acquiescing in, or joining in, any involuntary petition filed against it by any Person under any applicable bankruptcy or insolvency law, or colluding with, soliciting or causing to be solicited petitioning creditors for any involuntary petition against Seller or any Guarantor;

(viii) Seller or Guarantor, or any Person which Controls Seller or Guarantor, consenting to, acquiescing in, or joining in, an application for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for Seller or Guarantor or any substantial part of the applicable Person’s assets or property;

(ix) Any breach of the covenants set forth in Section 12 of the Repurchase Agreement that results in the substantive consolidation of any of the assets/and or liabilities of Seller with the assets and/or liabilities of any other entity in a bankruptcy or insolvency proceeding; or

(x) Seller or Guarantor making any general assignment for the benefit of creditors or making a public disclosure or otherwise admitting in writing its insolvency or inability to pay its debts as they become due, which admission is used as evidence of Seller’s or Guarantor’s insolvency in connection with an involuntary petition filed against Seller or Guarantor.

(j) “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency instituted by Buyer against Guarantor that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.

(k) “Guaranty Limit” means twenty-five percent (25%) of the then currently due and unpaid aggregate Repurchase Price of all Purchased Mortgage Loans.

(l) “Indebtedness” means, without duplication, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

(m) “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

(n) “Interest Expense” shall mean, for any period, with respect to any Person and its Consolidated Subsidiaries, the amount of total interest expense (including capitalized and accruing interest) incurred by such Person.

(o) “Legal Costs” means all costs and actual out-of-pocket expenses reasonably incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation, or any default by Seller under the Transaction Documents or by any Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including reasonable attorneys’ fees of outside counsel, disbursements, and other reasonable out-of-pocket charges incurred by Buyer’s outside attorneys, court costs and expenses, and reasonable charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services of outside counsel incurred in connection with the enforcement of this Guaranty.

(p) “Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

(q) “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (excluding, in each case, consequential, special or punitive damages), losses, actual out-of-pocket costs or expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees of outside counsel and other reasonable out of pocket costs of defense or enforcement).

(r) “Net Income” means, for any period, with respect to any Person, the consolidated net income (or loss) for such period as reported in such Person’s financial statements prepared in accordance with GAAP.

(s) “Person” means an individual, partnership, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

(t) “Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (i) an Insolvency Proceeding; (ii) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against Seller or Guarantor whether or not Buyer prevails, and (iii) any proceeding (other than as described in clause (ii)) commenced by Seller or Guarantor against Buyer.

(u) “Qualified Capital Commitments” shall mean, as of any date of determination with respect to any Person, the amount of any unfunded, unconditional, unencumbered (other than encumbrances with respect to pledges of capital commitments in support of a subscription credit facility) and irrevocable uncalled capital commitments of institutional investors in, callable as of right by such Person or Sponsor that are (a) payable in cash; (b) readily available to be called by such Person or Sponsor without restriction or any other condition at any time and from time to time other than notice; and (c) from an investor that is not subject to an Act of Insolvency.

(v) “Recourse Indebtedness” shall mean, with respect to any Person, for any period, without duplication, the aggregate Indebtedness of such Person during such period for which such Person is directly responsible or liable as obligor or guarantor.

(w) “Security” means any security or collateral held by or for Buyer for the Transactions or the Guarantied Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Transaction Documents.

(x) “Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(y) “Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.

(z) “Total Equity” shall mean, with respect to any Person as of any date, the sum of (a) all paid-in capital of any Person, as determined in accordance with GAAP plus (b) Qualified Capital Commitments.

(a) “Total Indebtedness” shall mean, with respect to any Person and its Consolidated Subsidiaries and any date, determined without duplication on a consolidated basis, all amounts of the aggregate Indebtedness of such Person plus the proportionate share of such Person of all Indebtedness of all non-consolidated Subsidiaries of such Person in which such Person, as of such date.

(b) “Transaction Documents” shall have the meaning set forth in the Repurchase Agreement.

2. Absolute Guaranty of All Guarantied Obligations. Guarantor unconditionally and irrevocably guarantees the prompt and complete payment, observance, fulfillment, and performance of all Guarantied Obligations when due. Guarantor shall be liable for, and obligated to pay and perform, all Guarantied Obligations when due. All assets and property of Guarantor, but only to the extent of the Guarantied Obligations, shall be subject to recourse if Guarantor fails to pay and perform any Guarantied Obligation(s) when and as required to be paid and performed pursuant to the Transaction Documents.

3. Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this Guaranty shall be in the full amount of all Guarantied Obligations.

4. Changes in Transaction Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty but subject, in each case, to the terms of the Transaction Documents, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) engage in other or additional Transactions with Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to principal, interest or other obligations as Buyer may determine in its discretion, and (j) otherwise deal with Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Transaction Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability hereunder shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5. Certain Financial Covenants. (a) Guarantor shall not permit with respect to itself (and its Subsidiaries on a consolidated basis) any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP:

(i) Total Indebtedness to Total Equity. The ratio of Total Indebtedness to Total Equity to be greater than 3.00 to 1.00. For the avoidance of doubt, any calculation of Total Indebtedness will include, without duplication, any and all recourse and non-recourse Indebtedness of any Consolidated Subsidiary of Guarantor to the extent that such Indebtedness is included as indebtedness or liabilities of Guarantor in accordance with GAAP.

(ii) EBITDA. The ratio of EBITDA to Interest Expense to be less than 1.50 to 1.00.

(iii) Minimum Liquidity. (1) Cash Liquidity to be less than $50,000,000 and (2) available cash to be less than the greater of (i) Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) and (ii) five percent (5%) of Guarantor’s Recourse Indebtedness.

(iv) Tangible Net Worth. Tangible Net Worth to be less than the sum of (x) seventy-five percent (75%) of the net cash proceeds of all equity issuances made by Guarantor or Sponsor as of the date hereof and (y) seventy-five percent (75%) of the aggregate net cash proceeds of any equity issuances made by Guarantor or Sponsor after the date hereof; provided, however, that during a Wind Down Period, a breach of this Section 5(a)(iv) shall not be a default or result in an Event of Default under this Guaranty, the Repurchase Agreement or the other Transaction Documents, provided that all Principal Payments are applied in accordance with Section 5(f) of the Repurchase Agreement.

(b) Indebtedness. Guarantor shall not expressly subordinate the Guaranteed Obligations to other Indebtedness of Guarantor.

(c) Notwithstanding anything to the contrary contained in this Guaranty, in the event Guarantor, Seller or any Affiliate thereof that is a Subsidiary of Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer with financial covenants more restrictive to the guarantor thereunder than the covenants contained in this Section 5, then (i) this Section 5 shall be deemed to be automatically modified to such more restrictive financial covenants and (ii) Guarantor shall promptly notify Buyer of such change. To the extent that Guarantor agrees, in other commercial real estate loan repurchase agreements, warehouse facilities or credit facilities with other lenders or repurchase buyers, to additional financial covenants which are not set forth in Section 5(a) of this Guaranty, Section 5(a) shall be deemed to be automatically modified to include such additional financial covenants.

6. Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment of the Guarantied Obligations, and is not a guaranty of collection or collectability. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guarantied Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Transaction Documents or later ceases to be liable under any Transaction Document pursuant to Insolvency Proceedings. Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guarantied Obligations that would or might be available to Seller, other than actual payment and performance of all Guarantied Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guarantied Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, or Insolvency Proceedings), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guarantied Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guarantied Obligations regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guarantied Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guarantied Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of all of Guarantor’s assets, with respect to all the Guarantied Obligations, even though Seller’s liability for the Guarantied Obligations may be less limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Purchase Price for Transactions to Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, or (d) any breach by Seller of any representation or warranty contained in any Transaction Document.

7. Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guarantied Obligations without taking any actions against Seller and without proceeding against or exhausting any Security; provided however, that Buyer acknowledges and agrees that Seller has an unrestricted right to repurchase all of the Purchased Mortgage Loans at any time in accordance with the Repurchase Agreement (without regard to the existence of any Default or Event of Default thereunder), upon payment of all amounts due and owing under the Transaction Documents. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a foreclosure sale or any other exercise of remedies pursuant to the UCC, to the difference between the Guarantied Obligations and the fair market value of the property or interests sold at such foreclosure sale or any other exercise of remedies pursuant to the UCC, or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guarantied Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making payment.

8. Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guarantied Obligations. Guarantor further waives the right to pledge any and all statutes of limitation as a defense to Guarantor’s liability under this Guaranty of the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9. Loss Payment. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guarantied Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; that Buyer has suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

10. Full Knowledge. Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transaction contemplated by the Transaction Documents, and all underlying facts relating to such transaction. Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Transaction Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Transactions or any Security. At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s death, disability, or change in financial position), as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

11. Representations and Warranties. Guarantor acknowledges, represents and warrants as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:

(a) Transaction Documents. This Guaranty has been duly authorized, executed, and delivered, and is fully valid, binding, and enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

(b) No Conflict. The execution, delivery, and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets.

(c) No Third Party Consent Required. No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), other than those consents obtained as of the date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty.

Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(d) Authority and Execution. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary corporate and legal action to authorize this Guaranty, which has been duly executed and delivered and is a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms.

(e) No Representations by Buyer. Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.

(f) No Misstatements. No information, financial statement, exhibit, schedule, report or certificate furnished by Guarantor to Buyer concerning Seller, or Guarantor or, any Purchased Mortgage Loan in connection with the Transactions or any Transaction Document, when taken as a whole, contains any material misstatement of fact or, to the best of Guarantor’s knowledge, has omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which they were made.

12. Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a) General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guarantied Obligations, unless and until all Guarantied Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have under applicable law expired. Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an owner or principal of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b) Deferral of Subrogation and Contribution. Guarantor agrees it shall have no right of subrogation against Seller or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer; and (c) all periods within which such payment may be set aside or invalidated have under applicable law expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

(c) Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.

(d) Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guarantied Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

13. Waiver Disclosure. Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer. Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty. In addition, Guarantor is represented by competent counsel. Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”). In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure. Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure. It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary. Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor. Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a) Actions by Buyer. Buyer will be able to take a wide range of actions relating to Seller, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor. Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions. Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.

(b) Interaction with Seller Liability. Guarantor shall be fully liable for all Guarantied Obligations even if Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to Seller. Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guarantied Obligations as if they were fully enforceable against Seller) will continue notwithstanding any such limitations on or impairment of Seller’s liability.

(c) Timing of Enforcement. Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties. As a result, Buyer may require Guarantor to pay the Guarantied Obligations earlier than Guarantor would prefer to pay the Guarantied Obligations, including immediately upon the occurrence of a default by Seller. Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner. All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.

(d) Continuation of Liability. Guarantor’s liability for the Guarantied Obligations shall continue at all times until the Guarantied Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied. Nothing herein shall be deemed a waiver of any right which Buyer may have under Sections 506(a). 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Mortgage Loans shall continue to secure all of the outstanding obligations owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

14. Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guarantied Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions. Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guarantied Obligations.

15. Financial Information. Guarantor shall deliver to Buyer the financial statements and information required to be delivered by Guarantor pursuant to the terms of the Repurchase Agreement.

16. Consent to Jurisdiction. Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York County, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty or any Transaction and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

17. Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Buyer’s written agreement. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

18. Enforcement. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.

19. Fundamental Changes. Unless otherwise expressly permitted pursuant to the terms of the Transaction Documents, Guarantor shall not (a) wind up, liquidate, or dissolve its affairs, except during a Wind Down Period and only so long as Guarantor continues to comply with Section 5(a) of this Agreement, (b) enter into any transaction of merger or consolidation that results in a Change of Control, or (c) sell, lease or otherwise dispose of (or agree to sell, lease or dispose) all or substantially all of its property or assets such that a Change of Control or a violation of Section 5(a) of this Guaranty occurs, in each case, without Buyer’s prior written consent, provided that the foregoing shall not restrict Guarantor from originating, buying, or selling real estate mortgage, mezzanine, or other loans (or any interest therein), or accepting full or partial payment in respect thereof, or releasing any collateral securing loans, in each case in the ordinary course of Guarantor’s business operation.

20. Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents and does not increase Guarantor’s liabilities or obligations or decrease Guarantor’s rights, in other than a de minimis manner.

21. Counterparts. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

22. WAIVER OF TRIAL BY JURY.EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

23. Set Off. Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts held by Buyer or any Affiliate of Buyer and any other obligations at any time owing by Buyer or any Affiliate of Buyer to or for the credit or the account of Guarantor against any of or all the obligations of Guarantor now or hereafter existing under this Guaranty irrespective of whether or not Buyer shall have made any demand under this Guaranty (and without prior notice to Guarantor) and although such obligations may be unmatured, whereupon such obligations owing by Buyer or its Affiliates to Guarantor shall, to the extent (and only to the extent) of such set off actually made by Buyer, be discharged. The rights of Buyer under this Section 23 are in addition to other rights and remedies (including other rights of setoff) which Buyer may have. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer.

24. Miscellaneous.

(a) Assignability. Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Transaction Documents, in accordance with the terms of the Transaction Documents (including, for the avoidance of doubt, Section 18 of the Repurchase Agreement) without in any way affecting Guarantor’s or Seller’s liability. Upon request in connection with any such assignment Guarantor shall deliver such documentation as Buyer shall reasonably request provided that such documentation does not increase Guarantor’s liabilities or obligations or decrease Guarantor’s rights in more than a de minimis manner (at Buyer’s sole cost and expense). This Guaranty shall benefit Buyer and its successors and assigns and shall bind Guarantor and its successors, and assigns. Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer; provided, however, Buyer hereby acknowledges and agrees that an IPO Transaction with respect to Sponsor and/or Guarantor shall not be construed as an assignment prohibited by this Section 24.

(b) Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to (i) in the case of a notice to Buyer, to the addresses and addresses set forth on Annex I of the Repurchase Agreement and (ii) in the case of a notice to Guarantor, to the address set forth for Guarantor in the opening paragraph of this Guaranty, Attention: TRT Asset Management, Deborah Ginsberg, and Jason Ruckman, with a copy to Ropes and Gray LLP, 1211 Avenue of the America, New York, New York 10036, Attention: David C. Djaha, or such other addresses and persons as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 24(b) (unless such answerback expressly provides that no such other delivery is required). A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case telecopier or e-mail, upon receipt of answerback confirmation, provided that such telecopied or e-mailed notice was also delivered as required in this Section 24(b). A party receiving a notice which does not comply with the technical requirements for notice under this Section 24(b) may elect to waive any deficiencies and treat the notice as having been properly given.

(c) Interpretation. This Guaranty shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

(d) Integration. This Guaranty contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(e) Severability. Each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

25. Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

26. No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its successors, and assigns, and is not intended to benefit any third party.

27. CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

28. Joint and Several. If Guarantor consists of one or more Person or party, the obligations and liabilities of each such Person or party hereunder shall be joint and several.

29. Capital Calls. Guarantor agrees that upon demand for payment by Buyer under this Guaranty, Guarantor will, upon receipt of funds from Sponsor or Sponsor’s limited partners or shareholders in connection with a Capital Call, promptly pay such funds to Buyer to the extent necessary to satisfy its obligations hereunder. If a Capital Call is necessary for Guarantor to satisfy its obligations hereunder, Guarantor shall not be in breach of this Guaranty so long as a Capital Call has been made by or on behalf of Sponsor within five (5) Business Days of demand for payment hereunder by Buyer in an amount that, together with any other available funds of Guarantor, will satisfy its obligations hereunder, and such demand has been satisfied within five (5) Business Days of such Capital Call.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first indicated above.

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO,
LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President, Transactions

[Signatures continue on the following page.]

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Acknowledgement:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Thomas R. Salmen
Name: Thomas R. Salmen
Title: Authorized Signatory

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